Exhibit 10.1
SEPARATION AGREEMENT AND
WAIVER AND GENERAL RELEASE OF CLAIMS
This SEPARATION AGREEMENT AND WAIVER AND GENERAL RELEASE OF CLAIMS (the “AGREEMENT”) is made and entered into this 30th day of June 2006 by and between United States Pharmaceutical Group LLC, d/b/a NationsHealth, Inc. (the “Company”) and Tracy M. Schmidt (“Schmidt”) (collectively the “Parties”).
WHEREAS, the Parties have mutually agreed that Schmidt will resign from employment with the Company, effective as of June 2, 2006 (the “Separation Date”), and that the terms of this AGREEMENT shall supersede the Employment Agreement between Schmidt and the Company, dated April 13, 2005 (“the Employment Agreement”), unless otherwise stated herein;
WHEREAS, the Parties agree that the Company will provide the separation benefits described in this AGREEMENT in exchange for a waiver and general release of claims against the Company, including a release of any obligations of the Company under the Employment Agreement;
WHEREAS, Schmidt acknowledges that she would not be entitled to any separation benefits under the Employment Agreement in the event of her voluntary resignation, and that the separation benefits provided under this AGREEMENT are considered as future lost wages for the two-year period commencing June 2, 2006, are in addition to any payments to which she would otherwise be entitled, and are full and adequate consideration for her waiver and general release of claims under this AGREEMENT;
NOW, THEREFORE, in consideration of the promises and conditions set forth herein, Schmidt and the Company agree as follows:
1. Schmidt shall resign from employment with the Company and from all positions that Schmidt holds at the Company, effective on the Separation Date. Schmidt agrees to cooperate with the Company in order to ensure an orderly transfer of her duties and responsibilities. Following the Separation Date, Schmidt shall not represent to anyone that she is an employee of the Company and shall not say or do anything purporting to represent or to bind the Company.
2. On June 15, 2006, the Company paid to Schmidt all accrued base salary earned but not previously paid, in the amount of $1,922.88. The Company also paid to Schmidt all unused accrued paid time off, in keeping with the Company’s policy and practice, in the amount of $6,571.44. Schmidt acknowledges that these payments represent the full amount of her accrued base salary and accrued paid time off through the Separation Date, and Schmidt further acknowledges that no further paid time off time or other benefits will accrue after the Separation Date.
3. Following the Effective Date as set forth in paragraph 13 below, the Company shall provide Schmidt with the following benefits and payments:
(a) The Company shall pay to Schmidt a separation payment in the amount of five hundred thousand dollars ($500,000.00). The separation payment shall be paid as follows:

(i) Schmidt shall receive two installments of $10,416.67 (reduced by any applicable withholding) each month, commencing with the first regular payroll period after the Effective Date and continuing through December 31, 2006.
(ii) The aggregate installment payments made pursuant to subparagraph (i) (before any applicable withholding) shall be subtracted from the original $500,000 separation payment, and the remaining balance (reduced by any applicable withholding) shall be paid 50% in a lump sum on January 15, 2007, and 50% in a lump sum on July 16, 2007.
(iii) In the event of a change in control of the Company, within the meaning of regulations or other guidance implementing Internal Revenue Code section 409A(a)(2)(A)(v), any remaining payments will be accelerated and paid in a lump sum (reduced by any applicable withholding).
(iv) The Parties agree that although Schmidt has had the title of General Counsel and Executive Vice President Regulatory Operations, Schmidt has not had the duties or authority of a general counsel or other officer of the Company at any time from January 1, 2005, though her Separation Date. The facts that form the basis of this conclusion are set forth in Appendix A of this AGREEMENT. Accordingly, the Parties agree that Schmidt is not subject to the provision in Internal Revenue Code section 409A(a)(2)(B)(i), which requires that payments to certain officers be delayed six months following their separation from service. The Company agrees that it will report any payments made to Schmidt in connection with her separation consistently with this understanding.
(b) Schmidt’s participation as an active employee in all Company employee benefit plans shall cease on the Separation Date. The Company shall provide Schmidt with the continuation of medical coverage in effect on the Separation Date as provided in the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), at the expense of the Company, during the period that Schmidt or her beneficiaries are eligible to receive coverage under COBRA.
(c) The Company shall fully vest any stock options or restricted stock previously granted to Schmidt.
(d) The Company agrees to pay Schmidt $100 on the Effective Date as consideration for the execution of this AGREEMENT.
4. Schmidt acknowledges and agrees that she is resigning voluntarily, that she would not be entitled to any separation benefits under the Employment Agreement in the event of her voluntary resignation, and that the payment described in paragraph 3 exceeds any legal payment obligations of the Company and constitutes full and adequate consideration for her waiver and general release of claims under this AGREEMENT.
5. In consideration of the payments and mutual promises and covenants set forth in this AGREEMENT, Schmidt knowingly, freely, and voluntarily enters into this general release and by signing this general release, Schmidt, on her own behalf and on behalf of her heirs, beneficiaries, successors, representatives, trustees, administrators, and assigns, hereby waives and releases the Company, and each of its past, present and future officers, directors, shareholders, employees, consultants, accountants, attorneys, agents, managers, insurers, sureties, parent and sister corporations, divisions, subsidiary corporations and entities, partners, joint venturers, affiliates, beneficiaries, successors, representatives and assigns (the “Company Group”) from any and all claims, demands, damages, debts, liabilities, controversies, obligations, actions or causes of action of any nature whatsoever, whether based on tort, statute, contract, indemnity, rescission or any other theory or recovery, including but not limited to the following:
(a) claims arising under the Employment Agreement or arising from Schmidt’s employment, pay, bonuses, vacation or any other employee benefits, and other terms and conditions of employment or employment practices of Company Group;
(b) claims relating to the termination of Schmidt’s employment with Company Group or the circumstances surrounding her termination, or claims growing out of any legal restrictions on the Company’s right to terminate its employees;
(c) claims arising under federal, state, or local laws prohibiting discrimination in employment on the basis of race, color, religion, sex, national origin, handicap, disability, age or any other category protected by law under Title VII of Civil Rights Act of 1964, the Civil Rights Act of 1991, Executive Order 11246, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act, the Older Workers Benefits Protection Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Worker Adjustment and Retraining Notification Act (“WARN”), the Occupational Safety and Health Act, the Family and Medical Leave Act (“FMLA”), the Florida Civil Rights Act (as any of these laws may have been amended) or any other similar labor, employment, or anti-discrimination laws;
(d) claims for compensatory, punitive, equitable or other relief, whether known or unknown, suspected or unsuspected, against the Company Group, including without limitation claims that might have arisen or might in the future arise in connection with any event that occurred on or before the date of Schmidt’s execution of this release; or
(e) claims based on any contract, tort, whistleblower, personal injury, or wrongful discharge theory.
The Parties further agree that, in consideration of the promises, agreements, and covenants set forth herein, the Company knowingly, freely, and voluntarily releases Schmidt from any and all claims, demands, damages, debts, liabilities, controversies, obligations, actions, or causes of action of any nature whatsoever, whether based on tort, statute, contract, indemnity, rescission, or any other theory of recovery, including but not limited to claims arising under federal, state, or local laws. Moreover, the Company agrees that should legal proceedings, other than those that she has agreed to waive and release, arise that involve the performance of her assigned duties with the Company, the Company will indemnify Schmidt for any and all reasonable expenses and costs associated with representation in such proceedings, including attorneys’ fees, expert fees, and related costs and expenses, and Schmidt agrees that retention of counsel for the Company and Schmidt for any such matter(s) shall be the sole responsibility of the Company.
6. Schmidt expressly waives any right or claim of right to assert hereafter that any claim, demand, obligation and/or cause of action has, through ignorance, oversight or error, been omitted from the terms of the general release contained in paragraph 5. Schmidt makes this waiver with full knowledge of her rights and with specific intent to release both her known and unknown claims, and therefore specifically waives provisions of applicable law, which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
Schmidt understands and acknowledges the significance and consequence of the general release and of such waiver and expressly agrees that this AGREEMENT shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action herein above specified.
7. To the extent permitted by law, Schmidt agrees that Schmidt shall not initiate or cause to be initiated against the Company Group any compliance review, suit, action, investigation or proceeding of any kind, or voluntarily participate in same, unless required to by law through subpoena, court order, or other similar directive, individually or as a representative, witness, or member of a class, under contract, law, or regulation, whether federal, state, or local, pertaining to any matter related to her employment with the Company, and Schmidt represents that she has not, to date, initiated (or caused to be initiated) any such review, suit, action, investigation, or proceeding.
8. Schmidt agrees she shall return to the Company on or before the Separation Date any building key(s), security pass or other access or identification cards and any and all Company property in her possession, including but not limited to any books, documents, credit cards, computer equipment, software, mobile phones, data files, notes, and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Schmidt in the course of Schmidt’s employment by the Company and its subsidiaries or affiliates. Schmidt agrees to submit all expense accounts and to pay promptly the outstanding balance on each corporate credit card that the Company previously issued to Schmidt.
9. Schmidt agrees that she and her agents will not publicize or disclose, directly or indirectly, the existence of this AGREEMENT, the terms thereof, or the circumstances giving rise to the AGREEMENT, to anyone other than Schmidt’s attorney, accountant, financial advisor and members of her immediate family or as required by law. Schmidt further agrees that she will advise any individual to whom the terms, conditions, or existence of this AGREEMENT have been disclosed of the confidentiality requirements of this paragraph and that she will use her best efforts to ensure that the confidentiality requirements of this paragraph are complied with in all respects.
10. Schmidt understands and agrees that her covenant to comply with the following non-competition, non-solicitation, and non-disparagement obligations serves as material inducement for the Company to enter into this AGREEMENT and that her obligations under this paragraph 10 survive the termination of this AGREEMENT. Further, Schmidt understands and agrees that her breach of the obligations set forth in this paragraph 10 would be a material breach of this AGREEMENT, entitling the Company to all available remedies at law and equity, including, but not limited to, recoupment of the payments made to Schmidt under paragraph 3 of this AGREEMENT.

(a) Non-Competition. Schmidt acknowledges and recognizes her possession of Confidential Information (as defined in her Employment Agreement with the Company) and acknowledges the highly competitive nature of the business of the Company and its affiliates and subsidiaries and accordingly agrees that, in consideration of the promises contained herein, she will not, from the Separation Date and for a period of one (1) year following the Separation Date (the “Post-Employment Restricted Period”), engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, lend her name to, lend her credit to, or render services or advice to any business that competes with the business then being conducted by the Company or any of its affiliates or subsidiaries (or that had been conducted by the Company or any of its affiliates or subsidiaries during the prior 12 months), provided, however, that Schmidt may purchase or otherwise acquire up to three percent of any class of securities of any enterprise if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. Schmidt agrees that, in consideration of the promises contained herein, she will not, either individually or as an officer, director, stockholder, member, partner, agent, consultant or principal of any other business firm, directly or indirectly, solicit any business of the type being carried on by the Company or any of its affiliates or subsidiaries during the Post-Employment Restricted Period (or any business of a similar type) from any person or entity that was a customer of the Company or its affiliates or subsidiaries during the term of her employment with the Company. This paragraph shall not restrict Schmidt’s right to practice law to the extent (but only to the extent) that such a restriction would violate Florida professional conduct rule 4-5.6.
(b) Non-Solicitation. Schmidt recognizes that she does possess confidential information about employees of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation, and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries and affiliates. Schmidt recognizes that the information she possesses about these other employees is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and has been acquired by Schmidt because of her engagement with the Company. Schmidt agrees that, for one year after the Separation Date, Schmidt will not, directly or indirectly, solicit or recruit any employee of the Company or any of its subsidiaries or affiliates of the purpose of becoming employed by Schmidt or by any business, individual, partnership, firm, corporation or other entity on whose behalf Schmidt is acting as an agent, representative or employee and that Schmidt will not convey any such confidential information or trade secrets about employees of the Company or any of its subsidiaries or affiliates to any person.
(c) Non-Disparagement. Except as required by subpoena or court order, Schmidt further agrees, in exchange for the consideration identified in paragraph 3 above, that in any and all conversations, writings, or communications by herself regarding Company or any of its employees, she shall make no negative, derogatory, or defamatory statements concerning the Company Group. Schmidt further agrees that she will not directly or indirectly contact members of the press or media; any federal, state, or local governmental agency; any past, present, or future employees of the Company; or any past, present or future customers or contracting parties of the Company, in order to disparage the reputation or business practices of Company. Schmidt agrees that any disparaging or negative statement about Company by Schmidt shall be a material breach of this AGREEMENT.

11. This AGREEMENT constitutes a compromise settlement of disputed and contested matters between the Parties and is the product of arms-length negotiations. It shall not be construed as an admission of any sort by either of the Parties, nor shall it be used as evidence in a proceeding of any kind, except one in which one of the Parties alleges breach of the terms of this AGREEMENT or one in which one of the Parties elects to use this AGREEMENT as a defense to any claim.
12. By signing this AGREEMENT, Schmidt acknowledges and agrees that:
(a) she has been afforded a reasonable and sufficient period of time for deliberation thereon and for negotiation of the terms thereof;
(b) she has carefully read and understands the terms of this AGREEMENT;
(c) she has signed this AGREEMENT freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released, and discharged hereunder;
(d) the only consideration for signing this AGREEMENT are the terms stated herein and no other promise, agreement, or representation of any kind has been made to her by any person or entity whatsoever to cause her to sign this AGREEMENT;
(e) that the Company did offer her a minimum period of at least twenty-one (21) days after her receipt of this AGREEMENT to review it; and
(f) that the Company advised her that she had the opportunity to consult an attorney before signing this AGREEMENT.
13. This AGREEMENT may be revoked, in a writing sent to the Chairman of the Company, by Schmidt at any time during the period of seven (7) calendar days following the date of execution by Schmidt. If such seven (7) day revocation period expires without Schmidt’s exercising her revocation right, the obligations of this AGREEMENT will become fully effective on the eighth day after Schmidt’s execution of the AGREEMENT (the “Effective Date”).
14. This AGREEMENT constitutes an integrated agreement, containing the entire understanding of the Parties with respect to the matters addressed herein except for the HIPAA Confidentiality and Need to Know Agreement and the Employee Confidentiality Agreement between the Company and Schmidt (the “Confidentiality Agreements”), which Confidentiality Agreements remain in full force and effect. Except as set forth in this AGREEMENT, no representations, warranties or promises have been made or relied on by the Parties. This AGREEMENT shall prevail over any prior communications between the Parties or their representations relative to matters addressed herein.
15. It is the desire and intent of the parties hereto that the provisions of this AGREEMENT shall be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although Schmidt and the Company consider the restrictions contained in this AGREEMENT to be reasonable for the purpose of preserving the Company’s goodwill and proprietary rights, if any particular provision of this AGREEMENT shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete the portion adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such business in the particular jurisdiction in which such adjudication is made. It is expressly understood and agreed that although the Company and Schmidt consider the restrictions contained in paragraph 10 to be reasonable, if a final determination is made by a court of competent jurisdiction that the time or territory or other restriction contained in this AGREEMENT is unenforceable against Schmidt, the provisions of this AGREEMENT shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.
The Parties acknowledge that the Company’s damages at law would be an inadequate remedy for the breach by Schmidt of any of the provisions of paragraph 10, and agree that in the event of such breach the Company may obtain temporary and permanent injunctive relief restraining the Schmidt from such breach, and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or equity for such breach or threatened breach of paragraph 10, or for any breach or threatened breach of any other provision of this AGREEMENT.
Further, the Parties agree that any claim, controversy, or dispute between Schmidt and the Company (including without limitation Company’s affiliates, subsidiaries, officers, employees, representatives or agents) arising out of or related to this AGREEMENT, other than a dispute concerning a breach or a threatened breach of paragraph 10 of this AGREEMENT, shall be submitted to and settled by arbitration before a single arbitrator in a forum of the American Arbitration Association (“AAA”) located in Broward County in the State of Florida and conducted in accordance with the National Rules for the Resolution of Employment Disputes. In such arbitration: (a) the arbitrator shall agree to treat as confidential evidence and other information presented by the parties to the same extent as Confidential Information must be held confidential by Schmidt under the terms of her prior employment and under the terms of this AGREEMENT, (b) the arbitrator shall have no authority to amend or modify any of the Company’s policies, and (c) the arbitrator shall have ten business days from the closing statements or submission of post-hearing briefs by the parties to render a decision. All AAA-imposed costs of said arbitration, including the arbitrator’s fees, if any, shall be borne by the Company. All legal fees incurred by each party in connection with said arbitration shall be borne by the party who incurs them, unless applicable statutory authority exist providing for the award of attorneys’ fees to a prevailing party and the arbitration decision and award provides for the award of such fees. Any arbitration award shall be final and binding upon the Parties, and any court having jurisdiction may enter a judgment on the award.
16. The Company may withhold from any compensation or other benefits payable to Schmidt under this AGREEMENT any federal, state, or local income or employment tax that the Company reasonably determines to be due with respect to the distribution. Schmidt shall remain responsible at all times for paying all taxes due with respect to any payment under this AGREEMENT, and the Company shall not be liable for any interest or penalty that Schmidt incurs by failing to make timely payments of tax.
17. The Parties agree that a failure by any party at any time to require performance of any provision of this AGREEMENT shall not waive, affect, diminish, obviate or void in any way that party’s full right or ability to require performance of the same, or any other provisions of this AGREEMENT, at any time thereafter.
18. This AGREEMENT shall be binding upon, and shall inure to the benefit of, the parties hereto and their heirs, successors, assigns, and personal representatives. As used herein, the successors of the Company shall include, but shall not be limited to, any successor by way of merger, consolidation, sale of all or substantially all of its assets, or similar reorganization. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume all outstanding obligations of the Company under this AGREEMENT.
19. This AGREEMENT shall be interpreted, enforced and governed under the laws of the State of Florida, without regard to conflict of laws principles.
20. The Parties warrant and represent that they have read and understand the foregoing provisions of this AGREEMENT and that they and their respective signatories are fully authorized and competent to execute this AGREEMENT on behalf of each of them. Schmidt further warrants and represents that she has not previously assigned or transferred any of claims that are the subject of the release contained herein.
Executed as an agreement under seal effective as of eight (8) days after Schmidt’s execution of this AGREEMENT.

NATIONSHEALTH, INC.		TRACY M. SCHMIDT

By:	/s/ Robert Tremain	By:	/s/ Tracy M. Schmidt

Title:	Chief Operating Officer	Date:	06/30/06

Date:	06/30/06

Exhibit 10.1
APPENDIX A
It is agreed by the Parties that although Schmidt had the title “General Counsel and Executive Vice President Regulatory Operations,” she did not have the duties or authority of a general counsel or other officer of the Company. Specifically, Schmidt was never elected as an officer by the Company’s board of directors; she never had the authority to negotiate or enter into binding agreements on behalf of the Company; she never had responsibility for establishing or overseeing the Company’s relationship with its outside counsel; she was listed as a “key employee” rather than as an officer in the Company’s 2005 proxy statement; she was not identified as an officer in any securities law filing of the Company; and she exercised only the authority associated with the job duties listed below.
Job duties from January 1, 2005 — April 2006
Supervised functions related to the Company’s diabetic mail order division, including sales, reorder, customer service, pharmacy, and distribution. Daily job duties included:
(i)	reviewing operational reports prepared by the finance department to evaluate the performance of the operations, e.g. sales numbers, reorder calls, cancellation rates, etc.

(ii)	meeting with members of the management team including the VP of Regulatory Affairs, VP Pharmacy Services, VP Marketing, and VP Distribution.

(iii)	coordinating operations meetings among members of operations management.

(iv)	identifying opportunities for system improvements in the operations.

(v)	discussing operating results with the COO, CFO, and/or CEO.

A - 1